Exhibit 99.2

Forum Merger III Corporation Announces Closing of $250,000,000 Initial Public Offering

Delray Beach, FL, Aug. 21, 2020 (GLOBE NEWSWIRE) -- Forum Merger III Corporation (Nasdaq: FIIIU) (the “Company”) announced today that it closed its initial public offering of 25,000,000 units at a price of $10.00 per unit.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “FIIIU” on August 19, 2020. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FIII” and “FIIIW,” respectively.

Forum Merger III Corporation is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies with an aggregate enterprise value of approximately $500 million to $2 billion that are based in the United States. The Company is led by Co-Chief Executive Officers Marshall Kiev and David Boris.

Jefferies LLC acted as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
David Boris
(212) 739-7860
david@forummerger.com
www.forummerger.com